Exhibit 10.1
LICENSE AGREEMENT
This license agreement is between CYTOTHERAPEUTICS, INC. (“CTI”), a Delaware corporation and NEUROSPHERES LTD. (“NeuroSpheres”), an Alberta corporation, and NEUROSPHERES HOLDINGS LTD., (“NHL”), an Alberta corporation and is dated effective as of April l, 1997.
RECITALS:
A.	CTI and Dr. Samuel Weiss (“Dr. Weiss”) and Dr. Brent A. Reynolds (“Dr. Reynolds”) entered into an evaluation & option agreement dated July 6, 1992 relating to the evaluation of certain cells and a consulting agreement. Drs. Weiss and Reynolds subsequently transferred all of their rights under these agreements to NeuroSpheres. These agreements were terminated on execution of the Contract Research and License Agreement.

B.	On March 14, 1994 NeuroSpheres and NHL entered into an assignment agreement under which NeuroSpheres transferred intellectual property rights to NHL (the “Assignment Agreement’’) and a simultaneous license agreement from NHL to NeuroSpheres providing the exclusive rights to use such assigned intellectual property rights (the “NS/NHL License”).

C.	CTI and NeuroSpheres entered into a certain Contract Research and License Agreement and CTI and NHL entered into a backup license agreement on substantially the same terms as the License Agreement (the “BackUp License”) both dated March 15, 1994.

D.	CTI and NeuroSpheres and NHL have disagreed on the scope of the License Agreement and the manner in which they would collaborate and on other matters but have agreed to replace any and all former relationships, agreements except as contemplated hereunder and obligations with this present license agreement which seeks to clarify terms of the former Contract Research and License Agreement and permits NeuroSpheres to acquire a co-exclusive interest in the Field.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.	DEFINITIONS
The following capitalized terms used in this Agreement shall have the meanings given below unless the context clearly requires otherwise.
1.01	“Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.02	“Agent” shall mean any virus, protein, peptide, amino acid, lipid, carbohydrate, nucleic acid, nucleotide, neurotransmitter, drug, pro-drug or other substance delivered by a transplanted cell or cells.

1.03	“Cells” shall mean in vitro generated, growth factor responsive neural stem cells to the extent claimed in the Patent Rights and shall include all progeny and derivatives of such stem cells (including Progenitor Cells and their progeny and Stem Cells and their progeny) and “Cell” shall mean one of such cells. An in vitro generated growth factor responsive neural stem cell shall include a neural stem cell, or its derivatives or progeny, which exhibits one or more of the following characteristics:
(a)	is dependent on the presence of a growth factor for survival and viability, or

(b)	proliferates or differentiates due to the presence of a growth factor, whether alone or in combination with another biologically active molecule; and
An EGF-responsive neuronal stem cell includes:

a neuronal stem cell, or its derivatives or progeny, which exhibits one or more of the following characteristics:
(a)	is dependent on the presence of EGF for survival and viability, or

(b)	proliferates or differentiates due to the presence of EGF, whether alone or in combination with another biologically active molecule all to the extent claimed or allowed under the Patent Rights.

1.04	“Cell Replacement Therapy” shall mean the Transplantation of Cells, whether modified or differentiated in any way, for the replacement of endogenous cells lost to injury or disease.

1.05	“Cell Technology” shall mean all know-how, data, biological materials, inventions and other proprietary information and technology relating to the manufacture, sale, use or manipulation of Cells within the Field provided to CTI prior to the Effective Date.

1.06	“Confidential Information” shall mean any and all information of or about a Person including all information relating to any technology, product, process, business information or other intellectual property of such Person (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials, and specifications, as well as any business plan or other confidential commercial information of or about such Person). Notwithstanding the foregoing, information shall not be considered “Confidential Information” with respect to such Person to the extent that any other Person possessing such information can demonstrate by written record or other suitable physical evidence that:
(a)	such specific information was lawfully in such other Person’s possession or control prior to the time such information was disclosed to such other Person by the Person to whom the information relates;

(b)	such specific information was developed by one or more employees of such other Person without such employee having access to the Confidential Information;

(c)	such specific information was lawfully obtained by such other Person from a third party under no obligation of confidentiality to the Person to whom such information relates; or

(d)	such specific information was at the time it was disclosed or obtained by such other Person, or thereafter became, publicly known otherwise than through a breach by such other Person of such other Person’s obligations to the Person to whom such information relates.
1.07	“CTI Sublicensee” shall mean any Person, including an Affiliate of CTI, to whom CTI shall have licensed any or all of its rights under this Agreement provided that during the period in which NeuroSpheres mayor does acquire a co-exc1usive interest in the Field (as provided in Section 2.02) CTI may only grant one such sublicense in any specific territory or jurisdiction for any specific disease indication (for example, only one sublicensee in Canada for Products and/or Services targeting Parkinson’s disease) and further provided that the restriction on en granting a single such sublicense shall terminate if NeuroSpheres does not acquire the co-exclusive right as provided in Article 2.

1.08	“Dollar(s)” (including the symbol “$”) shall mean United States dollar(s).

1.09	“Effective Date” shall mean April 1, 1997.

1.10	“E.g.” shall mean, for example, but not in limitation.

1.11	“Field” shall mean the use of Cells for Transplantation only, including, without limitation:
(a)	for Cell Replacement Therapy;

(b)	for the purposes of Transplantation anywhere in the human body for the treatment or prevention of human disease, injury, or disorder;

(c)	for augmenting the function of endogenous cells by Transplantation or Cell Replacement Therapy; and

(d)	for the purposes of transplantation therapy in general (e.g., Transplantation of the

Cells for delivery of one or more Agents).
Subject to the exclusions from the Field set forth in subparagraphs (a) through (e) below, the definition of the Field applies whether Agents are produced by the Cells alone or by Cells together with any other tissue or cells (whether or not such other tissue or cells are employed to stimulate or modify the Cells for the purpose of using said modified or stimulated Cells for Transplantation or Cell Replacement Therapy to repair or replace tissue or cells, add cells, augment endogenous cell function, survival, or growth in the CNS).

The Field does not include:
(a)	any commercial use of the Cells for designing in vitro models of disease or injury for the purpose understanding the mechanisms of the disorder or developing therapies for the disorder; or

(b)	any use of the Cells for designing in vitro models for the purpose of pharmaceutical drug discovery or development; or

(c)	intentional modification or manipulation of endogenous Stem cells and Progenitor Cells in situ; or

(d)	the use of Cells for the isolation of receptors, agents, growth factors or other molecules produced by the Cells; or

(e)	rights to NeuroSpheres patents for use outside the Field, except as may be agreed to by NeuroSpheres.
The foregoing exclusions from the Field define exclusions from the rights licensed to CTI hereunder, and shall have no other meaning (e.g., they are not a contractual prohibition against CTI from engaging in any activity it would be otherwise entitled to engage in) except that nothing in this agreement expressly or by implication grants CTI any rights under any Patent Rights, Cell Technology, technology, or other rights of NeuroSpheres to engage in any of the foregoing conduct.

1.12	“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

1.13	“Gross Revenues” shall mean the gross revenues received by a party, any Affiliate of a party and any Sublicensee of a party from the Sale of any Product to or the commercial use of any Product by any Person other than that party, its Affiliate or Sublicensee, and from the performance by a party, any Affiliate of a party or any Sublicensee of a party of any commercial Service. Gross Revenues shall not include any revenues resulting from the use of Product or performance of any Service by a party or its Affiliates or Sublicensee solely for research and development (not done for third party compensation (which does not include expense reimbursement)), regulatory clearance, non-commercial product testing or quality control purposes.
1.14	“Improvement” shall mean any enhancement of, improvement to, or technology related to, the intellectual property licensed to CTI hereunder that is made after the Effective Date.

1.15	“Net Sales” means the aggregate Dollar equivalent of Gross Revenues less (a) credits or allowances. if any, granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excises, import and export taxes, sales taxes, duties or other taxes imposed upon or paid with respect to any sale or use generating such Gross Revenues (excluding income or franchise taxes of any kind) and (c) the cost of insurance packing and shipping Product in connection with such sale or use.

1.16	“NeuroSpheres Sublicensee” shall mean any Person, including an Affiliate of NeuroSpheres, to whom NeuroSpheres shall have licensed any or all of its rights in the Field provided that NeuroSpheres may only grant one such sublicense in any specific territory or jurisdiction for any specific disease indication (for example, only one sublicensee in Canada for Products and/or Services targeting Parkinson’s disease).

1.17	“Outstanding Amount” shall mean four million seven hundred fifty thousand ($4,750,000.00) dollars.

1.18	“Patent Rights” shall mean (i) any patents and patent applications throughout the world that NHL owns or has rights to as of the Effective Date of this Agreement (which shall include patent and patent applications as exemplified in Exhibit “A”), which without the license to CTI hereunder, would be infringed by the making, using or selling of Products or performing of Services in the Field, (ii) all foreign counterparts of such patents and patent applications, and (iii) all substitutions, extensions (including patent term extensions), reissues, renewals, divisions, continuations, and continuations-in-part in respect of the foregoing provided that en shall not be licensed under such claims under such continuation-in-part where such claim or claims are not entitled to a priority date on or before the Effective Date.

1.19	“Payment Period” shall mean the period which ends twelve (12) months after the Effective Date of this Agreement unless extended pursuant to Section 3.11 of this Agreement.

1.20	“Person” shall mean any individual, corporation, governmental body or other legal entity.

1.21	“Product” shall mean any product utilizing the Cells and the manufacture, use, or sale of which, but for the license granted to CTI hereunder, would infringe any claim of the Patent Rights.

1.22	“Progenitor Cell” shall mean an undifferentiated Cell capable of limited proliferation and the production of differentiated functional progeny.

1.23	“Sale” or “Sell” shall mean any sale, lease or other commercial disposition of the Product in an arms-length transaction with an unaffiliated third party.

1.24	“Services” shall mean any use of the Cells or the Cell Technology to perform a service for a third party for compensation, where such use would, but for the license granted to CTI hereunder, infringe any claim of the Patent Rights.

1.25	“Stem Cell” shall mean an undifferentiated Cell capable of proliferation, self maintenance and the production of a large number differentiated functional progeny.

1.26	“Transplantation” shall mean the implantation of Cells, into a patient, but specifically excludes any such implantation for the specific purpose of modifying endogenous Stem Cells or Progenitor Cells.

2.	LICENSE AGREEMENT

2.01	Exclusive License

Subject to NeuroSpheres right to acquire a co-exclusive interest as provided in Section 2.02, NeuroSpheres grants to CTI an exclusive, royalty-bearing, worldwide license, with the right to grant sublicenses to CTI Sublicensees, under the Cell Technology and Patent Rights to make, have made, use, have used, sell, have sold, and manipulate Products in the Field and to perform the Services in the Field.

Subject to CTI’s compliance with its royalty and other obligations hereunder, NeuroSpheres grants to CTI and any CTI Sublicensee a worldwide immunity from suit under all NeuroSpheres’ present and future inventions, patents, trade secrets, copyrights and other rights any of which are part of the Cell Technology, to the extent that enforcement of such rights would diminish CTI’s rights under this Agreement or impair the ability of CTI or a CTI Sublicensee to make, have made, use, have used, Sell and have sold Products in the Field or perform Services in the Field provided that nothing in this provision grants CTI any rights under any Improvements made or acquired by NeuroSpheres after the Effective Date or precludes NeuroSpheres from bringing action to prevent infringement of any such Improvement.

Subject to NeuroSphere’s compliance with its royalty and other obligations hereunder, CTI grants to NeuroSpheres and any NeuroSpheres Sublicensee a worldwide immunity from suit under all CTI’s present and future inventions, patents, trade secrets, copyrights and other rights any of which are part of the Cell Technology, to the extent that enforcement of such rights would diminish NeuroSpheres’ rights under this Agreement or impair the ability of NeuroSpheres or a NeuroSpheres Sublicensee to make, have made, use, have used, Sell and have sold Products in the Field or perform Services in the Field provided that nothing in this provision grants NeuroSpheres any rights under any Improvements made or acquired by CTI after the Effective Date or precludes CTI from bringing action to prevent infringement of any such Improvement. Nothing in the foregoing gives NeuroSpheres any express or implied license under any CTI patents relating to the use of encapsulated cells.

2.02	NeuroSpheres’ Right to Acquire a Co-Exclusive Right

Provided that NeuroSpheres makes the payment to ell required under Section 3.08 NeuroSpheres shall acquire a non-exclusive, worldwide right, with the right to grant sublicenses to NeuroSpheres Sublicensees, under the Cell Technology and Patent Rights to make, have made, use, have used, sell, have sold, and manipulate Products in the Field and to perform the Services in the Field.

NeuroSpheres reserves the right to conduct research and development activities in the Field either directly and through academic collaborations with one or more researchers or institutions only to the extent provided in Section 8.02.

2.03	Notice of Sublicenses

CTI shall notify NeuroSpheres in writing within 30 days of the grant by CTI to a CTI Sublicensee of any of its rights hereunder.

NeuroSpheres shall notify CTI in writing within 30 days of the grant by NeuroSpheres to a NeuroSpheres Sublicensee of any of its rights in the Field.

Neither CTI nor NeuroSpheres shall grant any sublicense to its rights in the Field to any more than one sublicensee in any specific territory for any specific disease indication (in that specific territory). For example, a party may grant a sublicense of rights in the Field tied to a specific disease indication to ABC in one country and XYZ in another country but not to both ABC and XYZ in a country.

2.04	Rights Limited to Those Expressed

The rights granted to CTI and NeuroSpheres hereunder shall be limited to the rights expressly stated to be granted hereunder and no additional rights or licenses are implied. Nothing in this Agreement grants to CTI any right or license to use any Cell Technology or Patent Rights outside the Field.

3.	ROYALTIES

3.01	CTI Royalties

CTI shall pay to NeuroSpheres a two (2%) percent royalty on any and all Net Sales made, directly or indirectly, by any of CTI, any CTI Affiliates and/or by the CTI Sublicensee, regardless of where the Sales are made. Any sublicensee or Affiliate shall be obligated to make royalty payments to NeuroSpheres to the extent CTI does not do so. This royalty rate is applicable whether the license to CTI is exclusive or co-exclusive.

3.02	NeuroSpheres Payments

If NeuroSpheres acquires a co-exclusive interest in the Field under Section 2.02, NeuroSpheres shall pay to CTI a two (2%) percent payment on any and all Net Sales made, directly or indirectly, by any of NeuroSpheres, any NeuroSpheres Affiliates and/or by the NeuroSpheres Sublicensee, regardless of where the Sales are made. Such payments shall be referred to as “royalties” for the purposes of this Section 3. Any sublicensee or Affiliate shall be obligated to make royalty payments to CTI to the extent NeuroSpheres does not do so.

3.03	Reports and Payments

For the purposes of this Section 3, a party entitled to receive a royalty payment is referred to as the “receiving party” and a party obligated to make a royalty or like payment is referred to as the “paying party”.

Beginning with the calendar quarter (April 1 through June 30) commencing on the Effective Date, each party shall deliver to the other party within sixty (60) days after the end of each such calendar quarter, a written report showing all royalties due under this Agreement. Each report shall include the rates of exchange used to convert such royalties or payment to U.S. Dollars from the currency in which Net Sales were made. Each report shall also identify the amount of royalties attributable to Sales or the performance of Services. For the purposes hereof, the rates of exchange to be used for converting royalties hereunder to U.S. Dollars shall be those in effect for the purchase of dollars at New York, New York on the day five (5) business days prior to the date on which payment in U.S. Dollars of all royalties shown to be due thereon, except as provided in Section 3.04. Royalties on Net Sales earned by CTI, its Affiliates or CTI Sublicensees in Canadian Dollars in Canada may be paid to NeuroSpheres in Canadian dollars without requirement of first converting to U.S. Dollars.

3.04	Foreign Royalties and Withholding Taxes

Where royalties are due to a party hereunder for Net Sales in a country where, by reason of currency regulations or taxes of any kind, it is illegal for the paying party to transfer royalty payments out of such country for Net Sales in that country, such royalties shall be deposited in a currency that is permitted for the Person not able to make the transfer for the benefit or credit of the party entitled to receive such payments.

3.05	Withholding Taxes

If a party is required to withhold tax on royalties payable to the other party hereunder, such taxes shall be deducted, provided that the receiving party shall be furnished at the time of deduction with suitable documentation for obtaining credits to which the receiving party may be entitled as a result of such withholding on the income taxes of the receiving party.

3.06	Records

Each party shall keep, and shall require all Affiliates and its Sublicensee(s) to keep, full true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify and royalties payable hereunder. During the term of this Agreement and for a period of two (2) years following its termination, the receiving party shall have the right from time to time (not to exceed twice during each calendar year), to have an accountant or other nonaffiliated (with the receiving party) representative inspect, at the receiving party’s expense, on a confidential basis, the books, records and supporting data of the paying party. If such inspection shall reveal that the paying party has not accurately reported and paid royalties due to the receiving party, then the paying party shall pay to the receiving party any shortfall in royalties payable plus interest thereon at the prime rate of the Royal Bank of Canada in effect in the last day of the calendar year for which such royalties were due, plus 1.5%, or if the paying party has overpaid royalties, the receiving party shall promptly refund the excess. Unless challenged within three (3) years after a statement is rendered, royalties calculated fur the calendar quarter covered by such statement shall be conclusively presumed to be correct. Upon request by the receiving party no more than once each calendar year, the paying party shall cause to be performed an audit of the books, records and supporting data of each Affiliate or its Sublicensee(s), unless the paying party shall have had an audit of such Affiliate or its Sublicensee(s) performed within the preceding 3 month period, in which case the paying party shall share the relevant results of such audit with the receiving party without charge to the receiving party. The reasonable costs of such requested audit shall be borne by the receiving party unless such audit reveals that the paying party, its Affiliate or its Sublicensee(s) has under reported Net Sales by more than 5%.
3.07	No Multiple Royalties

No multiple royalties shall be payable because any Product, its manufacture, use or sale or any Service are or shall be covered by more than one patent or invention or otherwise licensed to CTI hereunder. No multiple royalties shall be payable because any product, its manufacture, use or sale or any service are or shall be covered by more than one patent or invention or otherwise licensed to NeuroSpheres hereunder.

3.08	Payment by NeuroSpheres

NeuroSpheres shall pay to CTI the sum of five million Dollars ($5,000.000.00) to be paid in accordance with the following schedule:
(a)	on the date this Agreement is signed	$250,000.00

(b)	on a date which is one or before the end of the Payment Period	$4,750,000.00
3.09	Operation During the Payment Period

During the Payment Period, any extension thereof and until NeuroSpheres has paid the Outstanding Amount (i) no interest shall be payable by NeuroSpheres to CTI on the Outstanding Amount; (ii) CTI may not sell, license transfer or otherwise convey any rights under this Agreement, except for its right to grant non-exclusive sublicenses to a CTI Sublicensee; and (iii) NeuroSpheres may not sell, license transfer or otherwise convey any rights under this Agreement to Sell Products or perform Services, except that NeuroSpheres may carry out research and development in the Field itself and through academic collaborators as provided in Section 8.02.
3.10	After the Payment Period

If NeuroSpheres has not paid the Outstanding Amount during the Payment Period then, unless NeuroSpheres has extended the Payment Period as provided in Section 3.11 then: (i) NeuroSpheres will have no rights to exploit the Cell Technology and Patent Rights in the Field, as provided in Section 2.02; (ii) CTI’s rights to exploit the Cell Technology and Patent Rights in the Field, as provided in Section 2.01, shall remain exclusive; and (iii) NeuroSpheres shall have no further payment obligation to CTI hereunder.

3.11	Extending the Payment Period

At any time during the first twelve (12) months after the Effective Date NeuroSpheres may, at its option, extend the Payment Period so that the Payment Period becomes eighteen (18) months after the Effective Date upon giving notice in writing to CTI and the payment to CTI of one hundred thousand ($100,000.00) dollars. This sum shall not be credited towards NeuroSpheres obligation to pay the Outstanding Payment. During such extension period NeuroSpheres shall be obligated to pay the following amounts during the indicated periods in order to obtain the co-exclusive rights under Section 2.02:

Months After the Effective	Additional Amount Payable
Date in which payment is made	Above the Outstanding Amount	Total Payment in the month
13	$300,000.00	$5,050,000
14	$300,000.00	$5,050,000
15	$300,000.00	$5,050,000
16	$500,000.00	$5,250,000
17	$700,000.00	$5,450,000
18	$900,000.00	$5,650,000
4.	IMPROVEMENTS

4.01	Improvements

If after the date this Agreement is signed CTI makes or acquires any Improvement to the Patent Rights or Cell Technology CTI shall own such Improvement for its own account and NeuroSpheres shall have no rights therein. NeuroSpheres shall own any Improvement it makes or acquires to the Patent Rights or Cell Technology for its own account and CTI shall have no rights therein. The rights granted hereunder shall be limited to the rights expressly stated to be granted hereunder and no additional rights or licenses are implied. Nothing in this

Agreement grants to CTI any right or license to use any Cell Technology or Patent Rights outside of the Field.
5.	CONFIDENTIAL INFORMATION

5.01	Additional Disclosure of Confidential Information

The parties do not require or contemplate the disclosure of any Confidential Information of a party to the other party after the Effective Date. The following provisions apply to such confidential information either party has passed to the other party prior to the Effective Date and any Confidential Information that one party may agree in writing, to receive from the other party after the Effective Date. Information on patents, as provided in Section 6.02, shall be considered Confidential Information.

5.02	Treatment of Confidential Information

Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to any third party, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

5.03	Release from Restrictions

The provisions of Section 5.02 shall not apply to any Confidential Information disclosed hereunder which is: required to be disclosed by the receiving party to comply with applicable laws, or to comply with governmental regulations (including without limitation to drug testing, marketing regulations and rules of NASD), in each case only to the extent required to carry out the work contemplated by this Agreement provided that the receiving party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure; or by a party its Affiliates and its Sublicensee reasonably necessary for the marketing of a Product or Service.

5.04	Confidential Agreements

Each party has employment agreements with their respective employees and representatives having confidentiality and nonuse commitments consistent with their obligations hereunder and will require all of their sublicensees, consultants, agents or others who have access to any of such information to execute confidentiality agreements covering all Confidential Information subject to Article 5 and will exercise its reasonable best efforts to obtain compliance therewith.

6.	FILING OF PATENTS: PROSECUTION OF INFRINGERS

6.01	Filing, Prosecution, and Maintenance of Patents
(a)	NeuroSpheres shall be responsible, in consultation with CTI, for filing, prosecution and maintenance of all patents or patent applications which are part of the Patent Rights. During the period in which NeuroSpheres may acquire or if NeuroSpheres does acquire co-exc1usive rights in the Field under Section 2.02, CTI shall reimburse NeuroSpheres for fifty (50%) percent of the reasonable out-of-pocket costs and expenses paid to outside counsel and/or outside patent agents in respect of preparation, filing, prosecution and maintenance of all such patents and patent applications reasonably related to the patent provisions affecting the Field including any such costs or expenses due as at the date this Agreement is signed (provided such costs shall not exceed $12,500.00).

(b)	If NeuroSpheres does not acquire co-exclusive rights in the Field under Section 2.02, CTI shall reimburse NeuroSpheres for (i) in the case of patents or patent applications specific to the Field one hundred (100%) percent, and (ii) in the case of patents or patent applications having applications in the Field and outside the Field fifty (50%) percent: of the reasonable out-of-pocket costs and expenses paid to outside counsel and/or outside patent agents in respect of preparation, filing, prosecution and maintenance of all such patents and patent applications. In such circumstance and to the extent any prosecution issue relates solely to application in the Field without adverse impact on any rights outside the Field NeuroSpheres shall implement such reasonable responses to office actions and other prosecution activities as requested by CTI. In the event of prosecution issues in case (i) above and which do not adversely affect any rights outside the Field CTI shall be entitled to engage its own patent counsel and in all respects control the prosecution of the application(s).
6.02	Documents to be Provided

NeuroSpheres shall promptly provide CTI with copies of all material papers, specifications, amendments, replies, official actions, and other documents relating to the filing, prosecution, and maintenance of patent applications and patents which form part of the Patent Rights.

6.03	Infringement of Patents by Third Parties
(a)	Notice of Infringement.
Each party shall notify the other of any infringement of Patents Rights by third parties of which it becomes aware.
(b)	Prosecution of Infringers.
NeuroSpheres may, at its option pursue action against infringers of the Patent Rights to an extent and degree as it deems appropriate. During the period in which NeuroSpheres may acquire or if NeuroSpheres does acquire co-exclusive rights in the Field under Section 2.02, if CTI wishes NeuroSpheres to bring any additional action against any infringer then the parties shall use reasonable commercial efforts to agree on CTI’s financial contribution to the costs of the prosecution of that infringer and in such a case each party will share the benefits and burdens of that action in proportion to their agreed degree financial contribution, if any.
If NeuroSpheres does not acquire co-exclusive rights in the Field under Section 2.02, and CTI has subsisting exclusive rights in the Field then CTI shall be entitled to prosecute all infringements of patents exclusively licensed hereunder. NeuroSpheres will co-operate in the prosecution of such infringers and allow CTI to use its name in any such suit, sue in NeuroSpheres’ name or join NeuroSpheres if legally required provided that CTI will indemnify and hold harmless NeuroSpheres from any costs, damage or expenses incurred by NeuroSpheres in respect of any such acts or co-operation.

6.04	No Challenge to Rights

In consideration of the very valuable confidential information which has been disclosed to CTI by NeuroSpheres, CTI, its Affiliates and any CTI Sublicensee shall not, directly or indirectly, challenge or impugn nor assist any Person to challenger or impugn the validity or enforceability of any Patent Rights or the Cell Technology. This provision shall not apply in any jurisdiction in which it would be unlawful or render the Patent Rights or any of the Cell Technology unenforceable.

7.	REPRESENTATIONS AND WARRANTIES

7.01	Corporate Representations

Each party represents and warrants to the other that:
(a)	it has all requisite right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement; and

(b)	the entering into of this Agreement and the performance of its obligations hereunder does not contravene any agreements to which such party is a party or its charter documents;

(c)	when executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of it;

(d)	it will provide and cause to be executed at the same time as this Agreement is signed the releases discontinuances and other such documents as are attached as Exhibit “B” to this Agreement; and

(e)	during the term of the License Agreement neither party has granted any right to another Person inconsistent with the rights to be exercised by the parties under Sections 2.01 and 2.02 respectively.
7.02	Intellectual Property Representations

NeuroSpheres represents and warrants as follows:
(a)	to NeuroSpheres’ current knowledge, the patent applications listed in Exhibit “A” are subsisting and no challenge has been taken to them; and

(b)	NeuroSpheres has full right power and authority to grant the license in. the intellectual property herein granted to the extent of NeuroSpheres patent position.
8.	ASSIGNMENT

8.01	Limited Right to Assign

Either party shall have the right, in connection with its merger or consolidation or with the sale of substantially all of its assets utilized in the business to which this Agreement relates, to assign all of the rights and licenses herein granted, but only to a party who expressly assumes and agrees to perform all of the obligations of the assigning party. Such assigning party shall remain liable to the other party for the due performance of all of its obligations under this Agreement. Except as set forth in the preceding sentence, neither party may assign this Agreement or any rights hereunder without the consent of the other. In the event of the assignment hereof, the assigning party shall notify the other party at least thirty (30) days prior to such transfer.

8.02	Performance by Subcontractors

CTI may perform its obligations hereunder through its Affiliates, consultants or subcontractors, but shall be responsible to NeuroSpheres for the performance of any such party. NeuroSpheres may perform its obligations hereunder through it’) Affiliates, consultants or subcontractors, but shall be responsible to CTI for the performance of any such party.

During the period in which NeuroSpheres may acquire or if NeuroSpheres does acquire co-exclusive rights under Section 2.02, NeuroSpheres may conduct research and development in the Field with one or more academic collaborators but not for the benefit of third parties (including for one disease indication in a specific territory) and CTI shall not interfere in such relationships or activities provided that until NeuroSpheres has acquired co-exclusive rights under Section 2.02 NeuroSpheres may not grant any such collaborator any right to Sell Products or perform commercial Services in the Field.

9.	TERM AND TERMINATION

9.01	Term of License

This Agreement shall continue. unless earlier terminated in accordance with this Section, until the expiration of all Patent Rights which are or may be licensed to CTI and the becoming public of all material Cell Technology (without such publication arising from a breach of the provisions of Article 5).

9.02	Term of Royalties

The obligation of CTI to pay royalties on Net Sales in any country shall expire on the last to expire of any patents under the Patent Rights which cover any part of a Product or Service in such country. Royalties shall begin to accrue if and when a patent under the Patent Rights which covers any part of a Product or Service shall issue in such country.

9.03	Defaults

If either party shall fail to perform any of its material obligations hereunder, the other party may notify the defaulting party in writing of such default, stating in such written notice the obligation which the defaulting party shall have failed to perform, and, if the defaulting party shall not have cured such default within sixty (60) days after the giving of such notice then the other party may at its option and in addition to its other remedies under law, terminate this Agreement by giving the defaulting party written notice of such termination.

9.04	Bankruptcy

Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

Until such time as the restrictions on NHL may be removed under the BackUp License, NeuroSpheres shall:
(a)	abide by the terms of, and fulfill all of its obligations under, each of the NS/NHL License and Assignment Agreement, and take all action necessary to maintain each such agreement in full force and effect; and

(b)	NeuroSpheres shall pay in full when due any and all expenses, payables and other liabilities of NHL, whether such expenses, payables, or liabilities arise in the ordinary course of business or otherwise.

(c)	NeuroSpheres will not create or incur or suffer to be created or incurred or to exist any encumbrance, pledge, lien, charge (floating or fixed) or other security interest of any kind (each a “lien’’) upon the license rights granted to NeuroSpheres pursuant to the NS/NHL License, the Cell Technology and the Patent Rights, provided, NeuroSpheres shall be permitted to grant a lien on its intellectual property, including the Cell Technology and Patent Rights, to a third party (the “Other Lien Holder”) if (i) NHL is amalgamated with and into NeuroSpheres (in an amalgamation the surviving corporation of which is NeuroSpheres) or substantially all of the assets of NHL (including all of NHL’s intellectual property rights) are acquired by NeuroSpheres, (ii) NeuroSpheres grants a first priority security interest (the “Security Interest”) in the Cell Technology and Patent Rights and essentially all other intellectual property of NeuroSpheres licensed to a third party (including all patent and patent applications claiming any such intellectual property) (collectively, the “Collateral’’) to a person or entity (the “Collateral Agent”) for the benefit of all licensees of NeuroSpheres’ intellectual property including, without limitation, CTI (the “Licensees”) to secure each Licensee’s license rights in the Collateral, and (iii) the Other Lien Holder agrees to subordinate its security interest in such intellectual property (including an agreement not to foreclose on such intellectual property) to the Security Interest upon terms reasonably satisfactory to the Licensees. The Collateral Agent shall be selected by the Licensees (with the approval of NeuroSpheres, which approval shall not be unreasonably withheld) and the Security Interest shall be granted pursuant to a Security Agreement among NeuroSpheres, the Collateral Agent, and the Licensees in a form thereof to be negotiated among CTI, NeuroSpheres and the other Licensees, and shall provide, among other things, upon the occurrence of an Event of Default (as defined below) that the Collateral Agent shall, subject to the rights of the Licensees to continue to exercise their license rights in the Collateral, have all the rights of a holder of a first fixed charge and secured party under the Personal Property Security Act, and any other law or statute governing the rights of holder’s of first fixed charges or security interests. The Security Agreement shall also provide for the filing of all financing statements, assignments and other instruments and documents the Collateral Agent deems reasonably necessary to perfect the Security Interest. For purposes of the Security Agreement, each of the following shall constitute an Event of Default; (a) the termination or limitation of the license granted to en pursuant to Section 2 of this Agreement (other than a termination of such license by NeuroSpheres, in accordance with the terms hereof, as a result of a breach of this Agreement by CTI); (b) if NeuroSpheres passes a resolution or institutes proceedings for its winding-up, liquidation, or dissolution or consents to the filing of any petition with respect thereto or files a petition or answer or consent seeking readjustment, arrangements, composition or similar relief under any Canadian or other applicable law or consents to the filing of any such petition or to the appointment of a receiver, liquidator, trustee or similar officer of itself or any part of its property or makes an assignment for the benefit of creditors or if NeuroSpheres takes any action pursuant to the Winding-Up Act (Canada) or the Bankruptcy and Insolvency Act (Canada); (c) any application is made with respect to NeuroSpheres under the Companies Creditors Arrangement Act (Canada), Bankruptcy and Insolvency Act (Canada) or similar legislation seeking readjustment, arrangement, composition or similar relief for NeuroSpheres under any Canadian or other applicable law, or if a proceeding is instituted for the winding up, liquidation or dissolution of NeuroSpheres or seeking an order adjudging NeuroSpheres insolvent or the appointment of any receiver, liquidator, trustee or similar officer of NeuroSpheres or over all or any part of its property or a petition in bankruptcy is presented against NeuroSpheres under a bankruptcy or similar statute and if in any such case such application, proceeding or petition is not dismissed, stayed or withdrawn within 45 days after the making of such application, institution of such proceeding or filing of such petition (provided that if in any such proceeding, NeuroSpheres is adjudged bankrupt or insolvent by a court of competent jurisdiction or any receiver, liquidator or trustee is appointed for NeuroSpheres or any substantial portion of NeuroSpheres’ assets, an Event of Default shall be deemed to have occurred); (d) the breach by NeuroSpheres of any of its obligations under the this Agreement, which breach is not cured within the time allotted under the terms hereof to cure such breach; and (e) such other Events of Default to which NeuroSpheres and the Licensees reasonably agree. Upon receipt of a notice (the “Notice”) from NeuroSpheres that it intends to exercise its rights under this Section 9.04 (c), which notice shall set forth the identity and address of each Licensee and the proposed Other Lien Holder, (x) the Licensees shall select a Collateral Agent and negotiate the terms of the Collateral Agent’s appointment and the voting mechanism governing the Collateral Agent’s actions (the “Collateral Agent Agreement”), (y) the Licensees, NeuroSpheres and the Collateral Agent shall negotiate the terms of a Security Agreement consistent with the terms set forth in this Section 9.04(c), and (z) upon agreement on the terms of the Security Agreement the Licensees and the Other Lien Holder shall negotiate the terms of an agreement (the “Subordination Agreement”) pursuant to which the Other Lien Holder agrees to subordinate its security interest in the Collateral to the Security Interest consistent with the terms set forth above. If after 30 days from the receipt of the Notice by the last of the Licensees to receive the Notice, the Licensees are unable to agree on a Collateral Agent or the terms of the Collateral Agent Agreement, any Licensee may submit the matter to binding arbitration in accordance with the procedures set forth below, which arbitration shall be binding upon all of the Licensees. If after 60 days from receipt of the Notice by the last of the Licensees to receive the Notice, the Licensees, the Collateral Agent and NeuroSpheres are unable to agree on the terms of a Security Agreement, any Licensee or NeuroSpheres may submit the matter to binding arbitration in accordance with the procedures set forth below. If after 90 days from receipt of the Notice by the last of the Licensees to receive the Notice, the Licensees and the Other Lien Holder are unable to agree upon the terms of a Subordination Agreement, any Licensee or the Other Lien Holder (if the Other Lien Holder chooses) may submit the matter to binding arbitration in accordance with the procedures set forth below. Each such arbitration shall be conducted in accordance with the rules of, and under the auspices of the International Chamber of Commerce and the location of the arbitration shall be Toronto, Canada. The person requesting such arbitration shall send notice to all parties of its intention. A single arbitrator shall preside and shall be appointed by the International Chamber of Commerce and shall not be an employee, consultant, officer, director, shareholder of or otherwise associated with any party or an Affiliate of any party. Each party shall consent to the consolidation of a single arbitration to decide all issues in dispute.

Within 15 days after the designation of the arbitrator, the arbitrator and the parties shall meet at which time each party shall be required to set forth in writing the issues which need to be resolved and a proposed ruling on each such issue. The arbitrator shall set a date for a hearing, which shall be no later than 15 days after the submission of written proposals, to discuss each of the issues identified by the parties. Each party shall have the right to be represented by counsel. The arbitrator shall have sole discretion with regard to the admissibility of any evidence. The arbitrator shall use his or her best efforts to rule on each disputed issue within 10 days after the completion of such hearings. The arbitrator’s ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon the parties and may be enforced in a court of competent jurisdiction. The arbitrator may not award punitive, consequential or exemplary damages.

Each party shall bear their own expenses, including legal expenses, in connection with the legislation, drafting and execution of any transaction or agreement contemplated above or in connection with any arbitration. The filing fees associated with the perfection of the Security Interest shall be split evenly among each Licensee and NeuroSpheres.

The parties acknowledge that it will be impossible to measure the damages that would be suffered by CTI if NeuroSpheres fails to comply with the covenants in this Section 9.04 and that in the event of such failure, CTI will not have an adequate remedy at law. CTI shall, therefore, be entitled in addition to any other rights and remedies to obtain specific performance of NeuroSpheres’ obligations hereunder and to obtain injunctive relief without having to post a bond. NeuroSpheres shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that CTI has an adequate remedy at law.
9.05	Effect of Termination: Survival

Upon termination of this Agreement for any reason (provided such termination does not permit CTI to exercise the rights granted to CTI by NHL pursuant to the Back Up License), nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. CTI and any CTI Sublicensee may, however, after the effective date of such termination, sell Products in the process of manufacture at the time of such termination, provided that CTI shall pay to NeuroSpheres the royalties thereon as required of this Agreement and shall submit the reports required by Section 3 hereof on the Sales of such Products. The provisions of Sections 5, 10 and 11 of this Agreement shall survive termination or expiration of this Agreement for any reason. Upon the termination of this Agreement (other than a termination which does not permit CTI to exercise the rights granted to CTI by NHL pursuant to the BackUp License) CTI shall return to NeuroSpheres all physical embodiments of any Confidential Information of NeuroSpheres and NeuroSpheres shall return to CTI all physical embodiments of any Confidential Information of CTI. If a termination does permit CTI to exercise the rights granted to CTI by NHL pursuant to the BackUp License then the provisions of the second sentence of this Section shall not apply.

10.	RESOLUTION OF DISPUTES

10.01	General

In the event that any dispute should arise between the parties with respect to any matter relating to this Agreement, the Parties shall resolve such dispute in accordance with the procedures set forth in this Section 10.

10.02	Dispute Resolution Process
(a)	Mediation
In the event of any dispute between the parties with respect to any matter relating to this Agreement, the Parties shall 1irst use their best efforts to resolve such dispute among themselves. Prior to seeking any third party to resolve a dispute, the Chief Executive Officers of ell and NeuroSpheres shall meet in private meeting for at least one-half (1/2) of a day to attempt to resolve the dispute. If the parties are unable to resolve the dispute within 30 days after the Chief Executive Officers have met, the parties will then seek the assistance of one or more unaffiliated third parties to assist in mediating the dispute.
(b)	Selection of Arbitrators
In the event that the parties are unable to resolve a dispute within 30 days after the commencement of mediation efforts, either party may submit the matter to binding arbitration in accordance with the procedures set forth in this Section 10.2. If a party intends to commence arbitration to resolve a dispute, such party shall provide written notice to the other party of such intention, and shall designate one arbitrator. Within 10 days of receipt of such notice, the other party shall designate in writing a second arbitrator. The two arbitrators so designated shall, within 10 days thereafter, designate a third arbitrator. The arbitrators so designated shall not be employees, consultants, officers, directors or shareholders of or otherwise associated with either party or an Affiliate of either party. The arbitration shall be conducted in accordance with the rules of, and under the auspices of, the International Chamber of Commerce and the location of the arbitration shall be Toronto, Canada.
(c)	Written Proposals
Within 15 days after the designation of the third arbitrator, the arbitrators and the parties shall meet at which time each party shall be required to set forth in writing the issues which need to be resolved and a proposed ruling on each such issue.

(a)	Hearing
The arbitrators shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals, to discuss each of the issues identified to the parties. Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of any evidence.
(b)	Ruling
The arbitrators shall use their best efforts to rule on each disputed issues within 30 days after the completion of the hearings described in subsection (d) above. The arbitrators’ ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon both parties and may be enforced in a court of competent jurisdiction. The arbitrators may not award punitive or exemplary damages.

11.	MISCELLANEOUS

11.01	Publicity

Neither party may originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party except as otherwise required by law or the rules of stock exchanges and similar organizations.

Neither party will communicate, comment or originate any publicity, news release or other public announcement, written or oral, relating to the dispute between the parties or the allegations made by either party in respect of that dispute, without the prior written approval of the other party except as otherwise required by law or the rules of stock exchanges and similar organizations.

11.02	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta, Canada.

11.03	Force Majeure

In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of Products; epidemic; destruction or production facilities; riots; insurrection; inability to procure or use materials, labor. equipment, transportation or energy sufficient to meet experimentation or manufacturing needs; or any other cause beyond the reasonable control of the party invoking this Section if such party shall have used its reasonable best efforts to avoid such occurrence, such party shall give notice to the other party in writing promptly, and thereupon the affected party’ s performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. At the end of such period, the party whose performance is excused shall give prompt notice to the other party.
11.04	Waiver

The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

11.05	Notices

Any notice or other communication in connection with this Agreement must be in writing and delivered either personally by facsimile or by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to NeuroSpheres:

NeuroSpheres Ltd. 83 Heritage Medical Research Building 3330 Hospital Drive, N.W. Calgary, Alberta TIN 4Nl Canada

Attention: President

With a contemporaneous copy to:

Bennett Jones Verchere 4500, 855 — 2nd Street S.W. Calgary, Alberta TIP 4K7 Canada

Attention: Martin P.J. Kratz

If to CTI:

CytoTherapeutics, Inc. Two Richmond Square Providence, RI 02906 USA

Attention: President

With a copy to:

CytoTherapeutics, Inc. Two Richmond Square Providence, RI 02906 USA

Attention: General Counsel

11.06	No Agency

Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint ventures or partners for any purpose. Each party shall be an independent contractor, not an employee or partner of the other. Neither party shall be responsible for the acts or omissions of the other party, und neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

11.07	11.07 Entire Agreement

This Agreement and the Exhibits and Schedules hereto (which Exhibits and Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto including, without limitation, all prior agreements between the parties, or CTI and any of NHL, Dr. Weiss or Dr. Reynolds except for the BackUp License which shall be superseded to the extent of any inconsistency with this Agreement. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties by their respective officers thereunto duly authorized.

11.08	BackUp License

The BackUp License is hereby amended as follows (all references are to Section numbers in the BackUp License):

(a)	Sections 2.1 and 2.2 are deleted.

(b)	The following is inserted as Section 2.1.

NHL grants to CTI a license, subject to Section 2.3, upon the same terms and conditions set forth in the License Agreement, as such terms and conditions would read if “NHL” were substituted for and in place of “NeuroSpheres”.

(c)	Section 2.2 is intentionally left blank.

(d)	Any reference to the “Research and License Agreement” shall mean a reference to this Agreement.

(e)	Any reference to a defined term shall mean a reference to a defined term under this Agreement.

(f)	Section 5.1 (b) is deleted.
11.09	Headings

The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

11.10	Severability

In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law or any relevant jurisdiction, the validity of the remaining provisions shall not be affected., and the rights and obligations of the parties shall, in the jurisdictions in which the particular provisions are held to be unenforceable, he construed and enforced as if the Agreement did not contain the particular provisions held to he unenforceable.

11.11	Use of Name

Neither party shall use the name of the other party in any advertising or promotions without the consent of the other unless required by law or the rules of stock exchanges or other bodies regulating securities.

11.12	No Consequential Damages

No party shall be liable to the other hereunder for indirect consequential, special, speculative, remote or similar such damages or other economic loss.

11.13	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

11.14	Counterparts

This Agreement may be executed in any number of counterparts (which shall include facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.15	Recordation

CTI shall have the right, at its cost, at any time, to record, register, or otherwise notify this Agreement in any applicable patent office or other appropriate facility, and NeuroSpheres shall provide reasonable assistance to en in effecting such recording.

11.16	Joint Drafting

This Agreement was jointly drafted and prepared by all parties hereto and no presumption in favor of or against any party hereto shall be deemed to exist with respect to the interpretation of any provision to this Agreement.

11.17	Provision of Encapsulated Cells

CTI shall use reasonable best efforts to make available to NeuroSpheres the ability to purchase encapsulated Cells for use by NeuroSpheres under a separate supply agreement to be negotiated by the parties.

11.18	Termination of Prior Agreements

Upon payment of the Outstanding Amount, the Assignment Agreement and NS/NHL License agreements may be unilaterally terminated by NeuroSpheres provided that (i) such termination occurs in conjunction either with an assignment of all NHL’s intellectual property rights to NeuroSpheres or the amalgamation of NHL with NeuroSpheres such that the successor corporation holds all of the intellectual property of NHL; and (ii) NeuroSpheres gives written notice of such termination to CTI and confirms the compliance with the condition (i) above.

The License Agreement, the BackUp License and any other agreements, rights or obligations, whether in writing or oral and whether enforceable in law or in equity or otherwise, between
(a)	CTI, any of its Affiliates or their predecessor organizations and any of their directors, officers, employees, consultants or advisors; and

(b)	any of NeuroSpheres, NHL, any of their Affiliates or their predecessor organizations or any of their directors, officers, employees, consultants or advisors or Dr. Weiss or Dr. Reynolds or any of them or arising from any relationship or conduct prior to the date this Agreement is signed and any rights and obligations thereunder are hereby terminated and each of the parties hereby releases the other from any claims, actions, demands or proceedings in connection therewith. Each party will immediately terminate any actions, proceedings, demands, arbitration or other process presently in place or pending and which involves the other party or any Affiliate or any of their directors, officers, employees, consultants, or advisors.

11.19	Assignment of Limited Interest

Subject to approval of NHL’s shareholders, NHL agrees that in the event each and every one of the following events has occurred: (i) NeuroSpheres is declared bankrupt, and (ii) if CTI shall in writing demand that NHL to take some action against an infringer of the Patent Rights in the United States NHL is permitted to do under this Agreement, and (iii) CTI shall have agreed to unconditionally indemnify and hold harmless NHL from all costs, expense, damage, actions or claims in respect of taking the said action against an infringer of the Patent Rights, and (iv) the infringement action is not against any licensee or sublicensee of NeuroSpheres or NHL under the Patent Rights, and (v) if CTI shall not have standing to bring the action itself, and (vi) NHL shall confirm in writing that it refuses to do so after having been given assurance on CTI’s ability to perform on the indemnity and without having a reasonable excuse not to do so, then NHL shall and does in such circumstances assign to CTI a limited right and undivided fractional interest under the Patent Rights and for no other purposes. As consideration for such assignment CTI shall not exercise any such rights for any purpose other than to permit CTI to take said action and CTI specifically shall not use any rights other than those expressly provided to CTI · under this Agreement (excluding this Section 11.19). CTI shall hold any such right in trust for the benefit of NHL and shall reassign any such right and interest (and does so -hereby) in the event of a termination of this Agreement or the license granted hereunder to CTI or upon settlement, discontinuance or the conclusion of such action. To the extent that CTI acquires any rights outside the scope of its license under this Agreement (other than this Section 11.19) by virtue of such assignment then CTI shall reassign all such rights to NHL without condition and on demand by NHL. NHL shall use reasonable efforts to seek to secure approval of its present shareholders to the provisions of this Section within one (1) month of the Effective Date and provide a copy of such approval, if given, to CTI. In the event that such approval is not obtained this Agreement is voidable at the sole option of CTI, and by providing written notice to NeuroSpheres within ten (l0) days after notification by NeuroSpheres of approval or non-approval.

11.20	Amendment Subject to Approvals

This Agreement-and its provisions are subject to:
(a)	approval of the NeuroSpheres and NHL board of directors which, if given, shall be communicated to CTI by no later than March 28, 1997; and
(b)	approval of three Persons who have agreements with NeuroSpheres which, if given, shall be communicated to CTI by no later than March 31, 1997; and

(c)	approval of the CTJ board of directors which, if given., shall be communicated to NeuroSpheres and NHL by no later than March 31, 1997.
11.21	Immunity from Suit

NeuroSpheres has disclosed to CTI that it has previously entered into agreements with certain Persons (which shall include their Affiliates and employees) whereunder those Persons are to conduct research in the Field, or may have done so, or may have had a right to do so in the past. During the period that NeuroSpheres has the right to acquire co-exclusive rights under Section 2.02, CTI agrees that it shall not sue or threaten to sue these Persons identified in a certain confidential addendum referred to in this Section 11.21 in respect of such research provided such research does not include human clinical trials or the Sale of Products or Services in the Field. The identity of these Persons shall be described in a confidential addendum to this Agreement to be provided to CTI upon final approval and ratification of this Agreement by CTI and its board of directors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in there names by their properly and duly authorized officers or representatives as of the date first above written.

NEUROSPHERES LTD.
/s/
Robert Church, Chief Executive Officer

/s/
Scott Cormack, Chief Operating Officer

CYTOTHERAPEUTICS, INC.
By:	/s/

Title:	CEO

NEUROSPHERES HOLDINGS LTD.
/s/
Robert Church, Chief Executive Officer

/s/
Scott Cormack, Chief Operating Officer